EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 33-467078, No. 333-06435, No. 333-105219 and No. 333-125833 on Form S-8 and Registration Statement No. 333-127213 on Form S-3 of our reports dated December 14, 2005, relating to the financial statements of Lee Enterprise, Incorporated and management’s report on the effectiveness of internal control over financing reporting, appearing in this Annual Report on Form 10-K of Lee Enterprises, Incorporated for the year ended September 30, 2005.

/S/ DELOITTE & TOUCHE LLP

Davenport, Iowa

December 14, 2005